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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                       -------------------------
                                                           SEC FILE NUMBER
                                                              000-20757
                                                       -------------------------
                                   FORM 12b-25
                                                       -------------------------
                                                             CUSIP NUMBER
                                                             894363-10-0
                                                       -------------------------

                           NOTIFICATION OF LATE FILING

             (Check One): |X|Form 10-K |_| Form 20-F |_| Form 11-K
                          |_| Form 10-Q |_| Form N-SAR

                                    For Period Ended:     September 30, 1999
                                                    ----------------------------
                                    [  ]    Transition Report on Form 10-K
                                    [  ]    Transition Report on Form 20-F
                                    [  ]    Transition Report on Form 11-K
                                    [  ]    Transition Report on Form 10-Q
                                    [  ]    Transition Report on Form N-SAR
                                    For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

  EXHIBITS 10.45, 10.46, 10.47 AND 21.1
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PART I - REGISTRANT INFORMATION

TRAVIS BOATS & MOTORS, INC.
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Full Name of Registrant

NOT APPLICABLE
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Former Name if Applicable

500 PLAZA ON THE LAKE, SUITE 250
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Address of Principal Executive Office (Street and Number)

AUSTIN, TEXAS  78746
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


|X|             (a)      The reasons described in  reasonable detail in Part III
                         of this form could not be eliminated without unreason-able effort or expense;

|X|             (b)      The subject annual report,  semi-annual report, transi-
                         tion report  on Form  10-K, Form  20-F,  11-K  or  Form
                         N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-W, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|             (c)      The accountant's statement or other exhibit required by
                         Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within
the prescribed time period.                      (ATTACH EXTRA SHEETS IF NEEDED)

FIVE EXHIBITS TO THE COMPANY'S FORM 10-K INCLUDED EXTENSIVE CONFIDENTIAL INFORMATION. ALSO, THE REDACTION OF THREE OF THESE EXHIBITS, INCLUDING EXHIBIT 10.47, INVOLVED COORDINATION WITH OTHER PARTIES TO THE CONTRACTS. THE COMPANY WAS UNABLE TO INCORPORATE TIMELY ALL REDACTIONS TO EXHIBITS 10.45, 10.46 AND
10.47. IN ADDITION, ITS UNSUCCESSFUL EFFORTS TO COMPLETE REDACTION OF ITS CONFIDENTIAL EXHIBITS DELAYED THE INCORPORATION OF EXHIBIT 21.1 INTO ITS EDGAR FILING.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notifi-cation

       MICHAEL B. PERRINE              (512)                       347-8787
       ------------------            -----------              ------------------
            (Name)                   (Area Code)              (Telephone Number)

(2)    Have all other periodic reports required under
       Section 13 or 15(d) of the Securities Exchange Act                |X| Yes
       of 1934 or Section 30 of the Investment Company Act
       of 1940 during the preceding 12 months or for such
       shorter period that the registrant was required to
       file such report(s) been filed?  If                               |_| No
       answer is no, identify report(s).

       NOT APPLICABLE.
       -------------------------------------------------------------------------

(3)    Is it anticipated  that any  significant  change
       in results of operations from the corresponding
       period for the last fiscal year will be reflected
       by the  earnings  statements  to be  included
       in the  subject  report or portion  thereof?               |_|Yes  |X| No
       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       NOT APPLICABLE.
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                           TRAVIS BOATS & MOTORS, INC
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     December 30, 1999      By      /s/ David Rogalski   Assistant Secretary
    ----------------------        ----------------------------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
    INTENTIONAL MISSTATEMENT OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).